Exhibit 4.20

Financial Adviser Agreement

This agreement is signed by the following parties on December , 2018 in Guangzhou, the People's Republic of China ("China"):

Party A: Liulin Junhao Coal Coke Trading Co., Ltd.

Unified social credit code: 91141125054198956K

Party B: Guangzhou Jingshi Equity Investment Management Co., Ltd.

Unified social credit code: 91440114MA59BQTN8T

Whereas,

1. In order to meet the requirements of Jinxuan Coking Coal Limited (hereinafter referred to as the Target Company) for the submission of the 2018 financial audit and annual report, Party A is willing to hire Party B as the financial adviser of Party A to provide Party A with professional services (hereinafter referred to as financial advisory services);

2. Party B (and its team) has extensive experience and good social resources in corporate financial consulting, and is willing to act as the financial adviser to Party A's US GAAP-based consolidated financial statements hereunder to provide Party A with advisory services.

Now therefore, the parties have reached the following agreement through consultation on an equal footing:

Article 1 Party B's Advisory Services

1. To assit the Target Company to prepare the consolidated balance sheet as of December 31, 2018 as well as the consolidated income statement and consolidated cash flow statement for 2018 in accordance with the US GAAPs;

2. To assit the Target Company to prepare notes to the financial statement for 2018 in accordance with the US GAAPs;

3. To assit the Target Company to prepare the management discussion and analysis for the 2018 financial report as well as the disclosed information related to financial data in the financial report as required by the U.S. Securities and Exchange Commission (SEC);

4. During auditing, to guide financial personnel of the Target Company to prepare to review the required materials; cooperate with the financial personnel on review, communicate and coordinate with the auditors on problems found during review and propose solutions; communicate with the auditors on the various audit adjustments and the audit report on behalf of the Target Company.

Article 2 Party A's Rights and Obligations

1. Party A's rights hereunder include, but are not limited to:

(1) To require Party B to provide financial advisory services as required by this Agreement;

(2) To supervise and inspect the financial advisory services provided by Party B, and have the right to propose reasonable opinions, inquiries and suggestions.

2. Party A's obligations hereunder include, but are not limited to:

(1) To actively cooperate with Party B's work, and provide financial, legal and business information needed by Party B and related intermediaries in time;

(2) Party A shall inform Party B of its need for Party B's opinions and suggestions in a timely manner to ensure that Party B has reasonable time to conduct research and provide opinions and suggestions;

(3) To provide all other necessary cooperation it can provide;

(4) To pay the financial advisory fees in the time and amount agreed hereunder.

Article 3 Party B's Rights and obligations

(1) Party B has the right to inquire about the Target Company's assets, contracts, agreements, original documents and other relevant information related to advisory;

(2) To talk with the relevant personnel of the Target Company about matters that help with advisory;

(3) Party B guarantees to full perform its services in a timely manner as agreed hereunder;

(4) Party B shall keep confidential, and shall not provide (or disclose) to any third party without Party A's permission, all materials and documents presented to Party B by Party A or the Target Company.

Article 4 Financial Adviser Fees and Payment Method

1. Both parties agree that Party B will pay RMB 159,000.00 (incl. of taxes, the same below) in installments to Party A for financial advisory services provided to Party A.

The payment schedule for financial advisory services in 2018 is as follows:

(1) To pay RMB 63,600.00 to Party B's designated account (see Annex 1 for the account information) within three working days from the date when this Agreement is signed;

(2) To pay RMB 47,700.00 to Party B's designated account within three working days from the date after Party B completes the Target Company's financial report, management discussion and analysis for 2018, as well as the disclosed information related to financial data in the financial report and submits them to the auditors;

(3) To pay RMB 47,700.00 to Party B's designated account within three working days from the date when Party B submits the financial report on the Target Company to the SEC;

2. Other reasonable related expenses incurred by Party B in providing advisory services mainly include travel expenses and traffic expenses shall be listed to Party A on an actual basis.

3. As financial adviser fees are based on certain assumptions, additional financial adviser fees may be incurred from matters that have a significant impact on the completion date and the cost budget when Party B performs services agreed hereunder. Such matters include, but are not limited to, 1) change to the business schedule as required by Party A; 2) increase in the business scope by Party A.

Article 5 Confidentiality

1. All documents, materials, information of the other party obtained by one party through cooperation hereunder and communications therebetween are deemed as confidential information and shall not be disclosed to any third party (excluding intermediaries hired by Party B and their appointed personnel) without prior written consent of the other party;

2. If such confidential information is disclosed or known to a third party not as a result of any of the parties or to be disclosed by required by judicial or governmental organ, then the said confidentiality obligation will be automatically exempted;

3. Such confidentiality obligation shall become effective from the date when this Agreement is signed and shall survive termination of this Agreement and continue such information becomes public.

Article 6 Change and Termination of Agreement

1. This Agreement may be changed, supplemented or terminated in writing by mutual agreement. Any change or supplement shall form an integral part of this Agreement and shall have the same effect as this Agreement;

2. If Party A is unable to perform this Agreement due to any unforeseen circumstance, Party A shall notify Party B within three days of the occurrence of such circumstance to terminate the performance of this Agreement;

3. If Party B considers it inappropriate to continue to provide Party A with the services agreed hereunder according to its professional ethics, other relevant professional duties, applicable laws and regulations or any other statutory requirements, Party B shall notify Party A within three days of such circumstance to terminate the performance of this Agreement;

4. In the event of termination of this Agreement, Party B shall have the right to charge a reasonable fee for the work done by Party B on the agreed service item before the termination date.

Article 7 Dispute Resolution

Any dispute arising between the two parties shall first be resolved through negotiation or, failing that, referred to the Guangzhou Arbitration Commission for arbitration.

Article 8 Effectiveness of Contract

This Agreement is made in duplicate, with one copy for each party, all of which shall have the same legal effect. It shall become effective when signed by the designated representatives (or authorized representatives) of both parties.

Any annex hereto shall have the same legal effect as this contract.

(The remainder of this page is intentionally left blank.)

(Signature page)

Party A: Liulin Junhao Coal Coke Trading Co., Ltd.

Party B: Guangzhou Jingshi Equity Investment Management Co., Ltd.

/s/ Special seal for contractual uses

Liulin Junhao Coal Coke Trading Co., Ltd.

Address: Bandi Village, Jinjiazhuang Township, Liulin County, Lvliang (in the yard of Liulin Hongxing Coal Coke Co., Ltd.)

Bank name: ABC Liulin Hechang Sub-branch Office

Account No.: 633101040008576

Guangzhou Jingshi Equity Investment Management Co., Ltd. (seal)

(Payment information page)

Annex 1 Payment Information

Account name: Guangzhou Jingshi Equity Investment Management Co., Ltd.

Bank name: Ping An Bank Guangzhou Garden Sub-Branch

Account No.: 11015010983007